Exhibit 10.16

AMENDED AND RESTATED

DEVELOPMENT MANAGEMENT AGREEMENT

for the

SLS LAS VEGAS

Dated as of April 1, 2011

between

STOCKBRIDGE/SBE HOLDINGS, LLC,

and

SBE LAS VEGAS REDEVELOPMENT I, LLC

TABLE OF CONTENTS

		PAGE

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

Section 1.01.	Definitions and Interpretations	1

ARTICLE 2
EMPLOYMENT OF MANAGER

Section 2.01.	Employment of Manager	7
Section 2.02.	Services Generally	7
Section 2.03.	Standard of Care	8

ARTICLE 3
MANAGER’S SERVICES

Section 3.01.	Management Services	9
Section 3.02.	Preconstruction Period	9
Section 3.03.	Construction Period	16
Section 3.04.	Maintenance of Accounts; Disbursement of Funds	23
Section 3.05.	Reporting and Record Keeping	25
Section 3.06.	Compliance with Laws and Requirements	28
Section 3.07.	Additional Services	28
Section 3.08.	Limitation on Authority of Manager	28
Section 3.09.	Employees and Project Staffing	29
Section 3.10.	Limitation of Manager’s Liability	30
Section 3.11.	Use Of Affiliates	31

ARTICLE 4
OWNER’S RESPONSIBILITIES

Section 4.01.	Scope of Owner Responsibilities	31
Section 4.02.	Owner’s Representative	31
Section 4.03.	Consent and Cooperation	32
Section 4.04.	Conditions to Manager’s Performance	32
Section 4.05.	Limitation of Owner’s Liability	32

ARTICLE 5
FEES AND EXPENSES

Section 5.01.	Management Fee	32
Section 5.02.	Marketing Fee	33

ii

		PAGE

Section 9.18.	Compliance with Applicable Laws	44
Section 9.19.	Prevailing Party’s Expenses	44
Section 9.20.	Jurisdiction And Venue	45
Section 9.21.	Waiver of Jury Trial	45
Section 9.22.	Counterparts	46

EXHIBITS

Exhibit A	Legal Description of the Property
Exhibit B	Project Program
Exhibit C-1	Project Budget
Exhibit C-2	Project Schedule
Exhibit D	Contractor Insurance Requirements
Exhibit E	Contractor Completion Evidence
Exhibit F	Items for Inclusion with Contractors’ Application for Payment
Exhibit G	Manager’s Employees

SCHEDULES

Schedule I	Project Interior Designer Payments

iii

AMENDED AND RESTATED

DEVELOPMENT MANAGEMENT AGREEMENT

SLS LAS VEGAS

THIS AMENDED AND RESTATED DEVELOPMENT MANAGEMENT AGREEMENT (this “Agreement”) is made and entered into as of April 1, 2011 (the “Effective Date”) by and between STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company (“Owner”), and SBE LAS VEGAS REDEVELOPMENT I, LLC, a Nevada limited liability company (“Manager”).

W I T N E S S E T H:

WHEREAS, Owner is the owner of fee simple title to certain real property located in Clark County, Nevada as more particularly described on Exhibit A (the “Property”);

WHEREAS, Owner desires, at its sole cost and expense, to redevelop the Property, including the existing Sahara Hotel & Casino located on the Property (the “Hotel”);

WHEREAS, Owner desires to retain Manager as development manager to manage the designing, scheduling, budgeting, permitting, constructing and completing of the redevelopment of the Property and the Hotel (the “Project”) and Manager desires to act as such development manager;

WHEREAS, the Owner and Manager entered into that certain Development Management Agreement dated as of August 1, 2007 (the “Original Development Management Agreement”) to set forth their respective rights and obligations with respect to the Project; and

WHEREAS, the Owner and Manager now desire to amend and restate the Original Development Management Agreement to modify its terms as more particularly set forth herein;

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and other good and valuable consideration, Manager and Owner hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATIONS

Section 1.01. Definitions and Interpretations. (a) The following terms, as used herein, have the following meanings:

“Acquiesce” means the failure to file a petition or motion to vacate or discharge any order, judgment, or decree providing for the appointment of any trustee, receiver, conservator, custodian, or liquidator of any party within thirty (30) days after such appointment.

“Act of Insolvency” means, with respect to any party, the occurrence of any of the following: (a) an order for relief shall be entered in respect of such party under the Federal Bankruptcy Code; (b) such party shall file a voluntary petition in bankruptcy, be adjudicated as bankrupt or insolvent, or file any petition or answer seeking any reorganization, debtor rehabilitation, arrangement, composition, readjustment, liquidation, dissolution, or similar relief for itself under any present or future Applicable Laws relating to bankruptcy, insolvency, or other relief for debtors, or seek or consent to or Acquiesce in the appointment of any trustee, receiver, conservator, custodian, or liquidator of such party or to all, or substantially all, of its property; (c) there shall be filed against such party any petition seeking any reorganization, debtor rehabilitation, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under the present or any future Applicable Laws relating to bankruptcy, insolvency, or other relief for debtors, or any trustee, receiver, conservator, custodian, or liquidator of such party or of all or substantially all of its property shall be appointed without the consent or Acquiescence of such party and such appointment shall remain unvacated and unstayed for a period of sixty (60) days; (d) such party shall admit in writing its inability to pay its debts as they mature; (e) such party is unable to pay its debts as they mature, has liabilities at any time greater than its assets, or is generally not paying its debts as such debts become due; or (f) such party shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors.

“Affiliate” means, when used with respect to any Person, any other Person controlling or controlled by or under common control with such Person. For purposes of this definition, the term “control”, with respect to any Person, means possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and shall specifically be deemed to include any general partner of a partnership and any managing member of a limited liability company.

“Agreement” is defined in the Preamble.

“Applicable Laws” means all applicable federal, state or local laws, statutes, codes, ordinances, rules, regulations, orders, judgments, writs, stipulations, injunctions, decrees, court decisions, rules of common law or findings.

“Approved Contractor Applications” is defined in Section 3.04(b).

“Anticipated Expenses” is defined in Section 3.04(b).

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Nevada are authorized or required to close.

“Cause” is defined in Section 8.02.

“Claim” is defined in Section 6.01.

“Controlled Affiliate” means (a) in the case of Stockbridge, an Affiliate of Stockbridge Real Estate Partners II, LLC, Stockbridge Real Estate Partners III, LLC, or a real estate investment fund sponsored by any Affiliate of Stockbridge Real Estate Partners II, LLC or Stockbridge Real Estate Partners III, LLC, (b) in the case of Manager, a direct wholly owned subsidiary of Manager, and (c) in the case of Sam Nazarian, a Person in which Sam Nazarian shall continue to hold a “controlling interest” as defined in Section 9.06(c).

“Construction Documents” means all plans and specifications, shop drawings, requested and approved change orders, field changes and other documents related to the Project generated by design professionals or other Contractors.

“Construction Period” means the period commencing on the date the first Project Contractor commences construction of the Project until delivery to Owner of all the completion evidence listed in Exhibit E.

“Contractors” means, collectively, all architects, contractors, subcontractors, suppliers, design professionals, engineers and consultants for the Project (all of whom shall be hired solely as independent contractors of Owner), including the Project Architect, Project Contractor and Project Interior Designer.

“Debt Service” means debt service (including principal, interest, points, fees and other charges) and other amounts payable with respect to any construction or other financing obtained by Owner in connection with the Project.

“Development Costs” shall mean the hard construction costs, FF&E costs, OS&E costs, tax, freight installation and storage costs, general contractor fees, general contractor’s insurance and general conditions contained in the Project Budget approved by Owner from time to time (including contingencies thereon).

“Entitlements” is defined in Section 3.02(b).

“Environmental, Health and Safety Laws” means Applicable Laws relating to pollution or protection of health, safety or the environment.

“FF&E” means the Project’s furniture, fixtures and equipment, including kitchen and laundry equipment, artifacts, art work, banquette upholstery, carpeting, curtains, decorative lighting fixtures, draperies, etched glass, furniture, wall coverings, interior landscaping, electronic equipment and interior graphics, but excluding the operating supplies and equipment to be, or caused to be, procured by an affiliate of Manager.

“Force Majeure Event” is defined in Section 9.15.

“Gaming Laws” means any law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction, decree or arbitration award, policies, guidance, court decision, rule of common law or finding pursuant to which any governmental, regulatory and administrative authorities, agencies, boards, commissions and officials responsible for or involved in the regulation of gaming or gaming activities possesses regulatory, licensing or permit authority over gaming within any jurisdiction and, within the State of Nevada, specifically, the Nevada Gaming Control Act, as codified in NRS Chapter 463, the regulations of the Nevada Gaming Commission and the Nevada State Gaming Control Board promulgated thereunder and the Clark County Code.

“Hazardous Waste or Material” means any pollutant, chemical, substance, contaminant, waste, any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, and any hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under applicable Environmental, Health and Safety Laws, including any asbestos or asbestos-containing material, urea formaldehyde foam insulation, polychlorinated biphenyls, crude oil or any fraction thereof, and all forms of natural gas, petroleum products or by-products or derivatives.

“Hotel” is defined in the Recitals.

“Hotel Manager” means SBEHG Las Vegas I, LLC, a Nevada limited liability company, and an Affiliate of Manager.

“Hotel Management Agreement” means that certain Amended and Restated Management Agreement by and between Owner and Hotel Manager dated as of the date hereof, as may be amended, modified, supplemented and replaced and in effect from time to time.

“Management Fee” is defined in Section 5.01(a).

“Management Services” is defined in Section 3.01.

“Manager” is defined in the Preamble.

“Manager Parties” is defined in Section 6.01.

“Manager’s Employees” is defined in Section 3.09.

“Marketing Fee” is defined in Section 5.02(a).

“Marketing Services” is defined in Section 3.02(l).

“Monthly Report” is defined in Section 3.05(c).

“Mortgage” means any real estate, leasehold, chattel mortgage, pledge, security agreement, deed of trust, security deed or similar document or instrument encumbering the Property or any part thereof, together with all promissory notes, loan agreements or other documents relating thereto.

“Mortgagee” means any holder or beneficiary of a Mortgage.

“Operating Trust Account” is defined in Section 3.04(a).

“Original Development Management Agreement” is defined in the Recitals.

“Owner” is defined in the Preamble.

“Owner Parties” is defined in Section 6.02.

“Owner’s Representative” is defined in Section 4.02.

“Person” means any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization, including a government or political subdivision or agency or instrumentality thereof.

“Project” is defined in the Recitals.

“Project Administration Cap” is defined in Section 3.04(b).

“Project Architect” means the architecture firm retained by Owner, which firm shall (i) provide design services (including schematic design, design development and coordination with Project Interior Designer) through design development for the design of the Project; (ii) provide certification of plans and specifications in the course of construction of the Project; and (iii) act as architect of record.

“Project Budget” means the approved initial budget for the Project attached hereto as Exhibit C-1 as the same may be modified from time to time with the approval of Owner.

“Project Contractor” means one or more general contractors retained by Owner for the construction of the Project, each of which shall be general contractor for a specific portion of the Project.

“Project Improvement Plans” means all plans, drawings and specifications, and other Construction Documents prepared in connection with the design, redevelopment and construction of the Project.

“Project Interior Designer” means Philippe Starck, as assisted by design professional personnel employed by Manager or PHS General Design BV, and, as applicable, other sub-contractors approved by Owner.

“Project Plan” is defined in Section 3.02(a).

“Project Program” is defined in Section 3.02(a).

“Project Schedule” is defined in Section 3.02(e).

“Project Supervisor” is defined in Section 3.09(b).

“Property” is defined in the Recitals.

“Punch List” is defined in Section 3.03(e).

“Release” means (a) any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or other release of any Hazardous Waste or Material at, in, on, into, or onto the Property; (b) the abandonment or discard of barrels, containers, tanks or other receptacles containing or previously containing any Hazardous Waste or Material; or (c) any release, emission or discharge, as those terms are defined in any applicable Environmental, Health and Safety Laws.

“Retainage” is defined in Section 3.02(f).

“Stockbridge” means, collectively, Stockbridge Fund II LV Investment Company LLC, Stockbridge Fund II D LV Investment Company LLC, Stockbridge Fund II E LV Investment Company LLC, Stockbridge Fund II Co-Investors LV Investment Company LLC and Stockbridge Fund III LV Investment Company, LLC.

“Stockbridge Entity” means each of Stockbridge Fund II LV Investment LLC, Stockbridge Fund II D LV Investment LLC, Stockbridge Fund II E LV Investment LLC, Stockbridge Fund II Co-Investors LLC, and Stockbridge Fund III LV Investment, LLC, each a Delaware limited liability company.

“Suspension Notice” is defined in Section 8.04(a).

“Suspension Period” is defined in Section 8.04(a).

“Suspension Period Employees” is defined in Section 8.04(a).

(b) In this Agreement, unless otherwise specified, (i) words which include a number of constituent parts, things or elements, including the term “Property,” shall be construed as referring separately to each constituent part, thing or element thereof, as well as to all such constituent parts, things or elements as a whole except as otherwise provided herein; (ii) singular words include the plural and plural words include the singular; (iii) words importing any gender include the other genders; (iv) references to any Person include its successors and assigns; (v) the word “successors”, when it refers to an individual, includes the heirs, devisees, legatees, executors, administrators and personal representatives of such individual; (vi) references to any statute or other law include all rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (vii) references to any agreement or other document include all subsequent amendments or other modifications thereof entered into in accordance with the provisions thereof; (viii) the words “approve”, “consent” or “agree”, and any derivations thereof or words of similar import, mean the prior written approval, consent or agreement of the Person holding the right to approve, consent or agree; (ix) the words “include” and “including”, and words of similar import, shall be deemed to be followed by the words “without limitation”; (x) unless otherwise specified, the words “hereto”, “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety; (xi) the Exhibits hereto are part of this Agreement and are incorporated herein by reference; (xii) the words “Article”, “Section” or “Exhibit” refer to the articles, sections and exhibits of and to this Agreement; and (xiii) the headings of Articles, Sections and Exhibits are inserted as a matter of convenience and shall not affect the construction of this Agreement.

ARTICLE 2

EMPLOYMENT OF MANAGER

Section 2.01. Employment of Manager. Owner hereby engages Manager, and Manager agrees to provide the Management Services, subject to and in accordance with the terms and conditions set forth herein. Manager’s authority to act on behalf of Owner is strictly limited to that expressly delegated herein.

Section 2.02. Services Generally. In performing its duties hereunder, Manager shall be acting as an independent contractor on behalf of and for the account of Owner, and not as an agent, employee, partner or joint venturer of Owner. Manager shall perform all redevelopment functions, shall furnish such consultation and advice relating to the Project as may reasonably be requested from time to time by Owner and reasonably consistent with the scope of the

Management Services, and shall perform all other customary or incidental functions reasonably consistent with the Management Services, as necessary or appropriate for the timely, professional completion of the Project in accordance with this Agreement, the Project Program, the Project Plan, the Project Budget, the Project Schedule and Applicable Laws. Owner will vest Manager with such power and authority as is reasonably necessary or incidental to the performance of this Agreement and the accomplishment of its purposes. Manager shall regularly communicate with and report to Owner, and shall promptly respond to inquiries from Owner regarding any aspect of the Project. Manager’s personnel shall be present on the job site as required under this Agreement and available to Owner on a daily basis during the Construction Period. Manager shall otherwise devote such time and effort to the Project as shall be required in order to fully and faithfully discharge Manager’s duties and responsibilities hereunder.

Section 2.03. Standard of Care. (a) Manager shall exercise the degree of care and diligence in rendering all of the services hereunder commensurate with that of a skilled manager with experience in the entitlement, redevelopment and construction of hotel and casino projects in Las Vegas, Nevada, similar in size and type to the Project, consistent with sound and prudent business practices for the entitlement, redevelopment, construction and management industries for similar projects and in accordance with Applicable Laws. Manager shall fully and faithfully discharge its obligations and responsibilities hereunder in accordance with the standard of care set forth in this Section 2.03, and shall devote sufficient time and attention to ensure the full, prompt, and professional discharge of its duties under this Agreement.

(b) It is understood that Manager is functioning under this Agreement as an experienced and skilled entitlement, redevelopment and construction manager, and is not, and does not have the expertise of, a licensed general contractor, architect, engineer or other design professional (except as set forth in Section 2.03(c)). As a result, Manager will not be responsible for Project design (except as set forth in Section 2.03(c)) or the content of any of the Construction Documents, or for construction means, methods, techniques, sequences, or procedures employed by the Contractors, or for the performance by the Contractors of their contracts or the quality of services to be provided by Contractors; provided, however, that Manager shall have the oversight and coordination responsibilities specified in Article 3 (which are to be performed in accordance with the standard of care set forth in this Section 2.03). Additionally, Owner acknowledges that Manager is not a licensed architect, engineer or contractor, and that the services to be performed by Manager hereunder shall not be deemed to include any work for which a registration or license is required under Applicable Laws. In no event shall Manager’s review of matters submitted by any Contractors constitute a representation or warranty on behalf of Manager that the Project is safe or suitable for any specific purposes or that such matters are prepared in accordance with Applicable Laws relating to the construction, equipping or operation of the Project and there is no warranty, express or implied, by Manager that the Project will be in compliance with the Construction Documents or Applicable Laws.

(c) Owner acknowledges that (i) Manager is providing design professional personnel in connection with the Management Services principally being performed by the Project Interior Designer; and (ii) Owner shall be solely responsible for all amounts due to Project Interior Designer regarding the Project pursuant to the Rider to General Exclusivity Hotel Agreement dated as of December 16, 2010 among SBE Entertainment Group, LLC, SBE Hotel Group, LLC and UBIK Sarl, as successor-in-interest to PHS Hotel Design Services, B.V., including, without limitation, those payments set forth on Schedule I hereto.

ARTICLE 3

MANAGER’S SERVICES

Section 3.01. Management Services. From and after receipt of the Effective Date, Manager shall provide to Owner the services described in this Article 3 (the “Management Services”), subject to and in accordance with the terms and conditions set forth in this Agreement.

Section 3.02. Preconstruction Period. Prior to the award of the construction contract to the first Project Contractor and, as necessary, although not specifically enumerated in Section 3.03, during the Construction Period, Manager shall provide the services described below.

(a) Concept/Feasibility. Manager shall advise and assist Owner in evaluating the Project’s feasibility by:

(i) preparing in consultation with Owner an initial evaluation of the Project’s requirements and feasibility, including construction costs, timing, governmental approvals and financing costs (if Owner elects to obtain construction or other financing);

(ii) preparing and submitting to Owner updates of the approved initial conceptual program for the Project attached hereto as Exhibit B (as updated from time to time, the “Project Program”); provided, however, that no later than 45 days prior to the proposed closing date for any construction financing for the Project, Manager shall cause a final Project Program to be submitted to Owner for approval;

(iii) in coordination with Owner and the Project Interior Designer, proposing and periodically updating a conceptual plan for the Project (as updated from time to time, the “Project Plan”); and

(iv) reviewing all existing engineering, soils, environmental and other reports and surveys (including any ALTA survey) relating to the physical condition, usability and redevelopment of the Property and the Hotel, and procuring, coordinating, administering, supervising, implementing and advising Owner with respect to all aspects of the Project planning, preparation, design and engineering, including all architectural work, all engineering work (such as hydrological, traffic, civil, environmental, landscape, soils and structural engineering), including any environmental review necessary or appropriate, and all other non-construction activities required, including any environmental review necessary or appropriate, for the diligent and professional planning, construction and operation of the Project.

(b) Planning Approvals. In consultation with local counsel(s) retained by Owner, Manager shall apply for, process and represent Owner before any governmental agencies having jurisdiction over the Project in obtaining all entitlements, zoning, planning, land use and development, environmental and other approvals and permits required in connection with the Project (the “Entitlements”) and inform Owner with respect to the requirements and conditions of any such Entitlements.

(c) Project Budget. Manager shall:

(i) without duplication of the obligations of Section 3.05(c), prepare and submit to Owner updates whenever any material changes are proposed or are made to the scope or cost of the Project or the scope of the Project Program, which updates shall be approved or disapproved by Owner within ten (10) Business Days after submission by Manager;

(ii) advise Owner if it appears any projected costs will exceed those specified in the Project Budget and make recommendations as to corrective action, costs, and alternatives; and

(iii) prior to construction, consult with Owner, the Project Contractor, the Project Architect and the Project Interior Designer on a regular and on-going basis, and with other Contractors on an as-needed basis, in each case to achieve the Project Plan and Project Program in accordance with the Project Budget, and advise Owner in negotiating a guaranteed maximum cost with each Project Contractor.

(d) Project Design. Manager shall:

(i) coordinate and oversee, in consultation with Owner, the design of the Project by the Project Architect and the Project Interior Designer through the preparation of final construction drawings, which shall be subject to Owner’s approval, and review all Project Improvement

Plans as they are prepared and any other documents, agreements or invoices prepared in connection with the Project, including to confirm they are consistent with the Project Program, Project Plan and Project Budget;

(ii) obtain recommendations and advice from the Project Contractor regarding (A) the feasibility and advisability of construction methods (including possible design/build components), (B) the availability and selection of materials, building systems, equipment and labor, (C) costs of alternative designs and materials and other issues relating to the costs and possible savings, and (D) time requirements for procurement, installation and construction; evaluate such recommendations for Owner; prepare, as required, cost evaluations of alternative materials and building systems and equipment, including operating efficiency comparisons as appropriate; and evaluate and advise Owner regarding the selection of materials, building systems and equipment for the Project;

(iii) subject to the provisions of Section 2.03, monitor the efforts of the Project Architect to design the HVAC, plumbing, sewer, utilities and other mechanical and electrical systems and equipment to be adequate for the Project, and to take into account all known relevant conditions of the Property and the Hotel in the design and construction of the Project; and

(iv) review and coordinate the designs and Construction Documents of the Contractors during their development.

(e) Project Schedule. Manager shall:

(i) cause the Project Contractor to prepare, in consultation with Owner, and submit to Owner for approval, a detailed schedule for the preconstruction and construction phases of the Project using critical path methodology which integrates the services of all Contractors for the preparation of all design documents (including preparation of shop drawings and samples), the processing of all governmental approvals and permits, the prepurchasing of materials and equipment, the commencement of construction, and the attainment of designated milestones by the appropriate Contractors (as updated from time to time, the “Project Schedule”). The initial Project Schedule is attached hereto as Exhibit C-2 and will set forth only a summary of the items described above. No later than 45 days prior to the proposed closing date for any construction financing for the Project, Manager shall cause a fully detailed initial Project Schedule to be prepared by Project Contractor and submitted to Owner for approval;

(ii) update, or cause the Project Contractor to update, the Project Schedule based on all information available as of the last day of the preceding month, including a narrative explaining the basis of such updates, by the 20th day of each month for Owner’s review and approval, and inform the Contractors regarding the Project Schedule and any approved updates thereto;

(iii) cause the Project Contractor to investigate and recommend a schedule for the purchase of all materials and equipment requiring long lead procurement, evaluate such recommendations for Owner, and cause the Project Contractor to prepare, distribute and update, on a periodic basis, a report for tracking such long lead time purchases;

(iv) regularly monitor and review the progress of each Contractor to determine whether it is proceeding in accordance with the Project Schedule, keep Owner informed of the status of the Project Schedule and any material deviation by any Contractor in the performance of its work from the Project Schedule, and make recommendations to Owner with respect to possible alternative courses of action if any Contractor fails to perform its work in accordance with the Project Schedule and adjustments needed in the Project Schedule in order to meet the projected completion dates; and

(v) consult with Owner to ensure that the Project Schedule and any activity undertaken in connection with the Project hereunder that is not set forth in the Project Schedule will meet any milestone requirements imposed by any lender financing the Property or the Project, and, thereafter, to monitor the compliance with any such lender milestones.

(f) Contracts and Contractors. (i) In connection with the preparation of contracts and selection of Contractors for the Project, Manager shall:

(A) advise Owner on the separation of the Project into contracts for various categories of work, including professional services;

(B) advise Owner on the selection of Contractors and, through Manager’s supervision of such Contractors, the selection of any subcontractors engaged to perform services in connection with the Project;

(C) prepare or supervise Contractors in preparing scope of work documents, requests for proposals and bid packages in accordance with the requirements set forth in this Agreement, make recommendations for pre-qualification criteria for bidders and prepare bidding schedules;

(D) evaluate bids and make recommendations to Owner for the award of contracts, rejection of bids, and otherwise oversee the bidding process in accordance with the requirements of this Agreement; provided that, unless otherwise agreed by Owner, Manager shall use commercially reasonable efforts to obtain at least three bids for any single construction contract for work reasonably estimated to require payment in excess of $100,000 and in excess of $25,000 for non-construction work;

(E) assist Owner in preparing, reviewing and negotiating contracts with the Contractors, reviewing bidding documents, and establishing reporting procedures with all Contractors and their subcontractors and supervise the appropriate Contractor’s selection and negotiation of contracts with its subcontractors, all in accordance with the requirements set forth in this Agreement;

(F) coordinate, supervise and oversee the activities of the Contractors, respond to their questions, and monitor their performance so as to assist in avoiding conflicts, gaps or discrepancies in the final work product of each Contractor and to confirm that their scope of work is consistent with the Project Budget, Project Schedule, Project Improvement Plans, Project Program and Project Plan;

(G) submit to Owner copies of all Construction Documents and all other documents relating to the Project which Owner may request;

(H) prepare, distribute and update as necessary a Project directory and a document distribution matrix;

(I) review the safety precautions and programs at the Project site proposed by the Project Contractor and consult with and advise Owner regarding same, and use commercially reasonable efforts to cause the Contractors to take all appropriate measures to maintain safe working conditions and keep the Project and the surrounding area free from accumulation of waste materials and rubbish;

(J) make recommendations to Owner for bonding of appropriate Project contractors, in accordance with commercially reasonable bonding requirements; and

(K) advise Owner regarding the interpretation and enforcement of, and administer, all Project contracts and Construction Documents.

(ii) Selection of the Project Contractor and the Project Architect must be approved by Owner.

(iii) Unless otherwise agreed by Owner, the construction contract with each Project Contractor shall be an industry standard form of a guaranteed maximum price contract for the Project and otherwise market terms and conditions, which construction contract shall be subject to Owner’s approval. The contract with the Project Architect and the contract with the Project Interior Designer shall each be subject to the approval of Owner.

(iv) Any contract with an affiliate of Manager or a party with whom Manager has a significant relationship shall be on market terms and may only be entered into after the competitive bids of two other Persons shall have been received by Manager, which contract shall be subject to Owner’s approval.

(v) In its negotiation of contracts on behalf of Owner, Manager shall use commercially reasonable efforts to include in such contracts the right of Owner to terminate upon thirty (30) days’ or less notice to the other party, without the payment of any lost profits of the Contractor or early termination payment.

(vi) Manager shall have authority to execute contracts relating to the Project on behalf of, and in Owner’s name, provided (A) such contracts are consistent with the Project Improvement Plans and Project Budget, (B) such contracts are terminable by Owner upon thirty (30) days’ or less notice and (C) the costs associated with the same do not exceed $100,000, and (D) copies of all such contracts executed by Manager shall be delivered promptly to Owner following execution. All other contracts shall be executed by Owner or by Manager upon Owner’s approval.

(vii) Manager shall engage or recommend engagement of only those Contractors (or in the case of subcontractors, require the appropriate Contractors to hire only those subcontractors) that maintain the industry appropriate insurance coverage and that Manager reasonably believes are duly licensed under Applicable Laws and otherwise properly qualified to carry out their respective duties under the applicable Construction Documents.

(viii) Manager shall require and administer retainage of 10% or such other percentage as Manager and Owner shall agree upon in writing (the “Retainage”) in contracts with contractors, suppliers and subcontractors.

(g) Building Permits. Manager shall:

(i) assist Owner, the Project Contractor and the Project Architect, as appropriate, in obtaining the building permits and approvals, including negotiation with the applicable governmental agencies over any requested conditions or changes and assisting in the preparation of required changes in the Project Improvement Plans;

(ii) use commercially reasonable efforts to administer compliance with all applicable permits and approvals for the Project as and when required;

(iii) complete and present to Owner all proposed applications for permits for Owner’s review, approval and signature; and

(iv) keep Owner advised and well informed of all material developments in connection with such permits.

(h) Approvals Generally. (i) Manager shall notify Owner in advance of, and shall attend, all meetings of regulatory bodies, civic associations and other groups in connection with the Entitlements or other approvals affecting the Project.

(ii) Except as otherwise set forth herein, without obtaining the consent of Owner, in no event shall Manager agree to any dedication, material cost, liability, condition or limitation, including those which may materially affect the operation and/or marketability of the Project, with respect to the issuance of a permit or Entitlement, unless specifically contemplated by the Project Budget or Project Program.

(i) Tax Exemptions. Manager shall advise Owner regarding, and assist Owner in filing, any documents necessary to make the Project eligible for exemptions from certain real property taxes, if applicable to the Project and in the area in which the Project is located.

(j) Utility Services. Manager shall assist Owner in obtaining and negotiating necessary agreements with public bodies and utility companies for access, traffic control and utility services for the Project.

(k) Maintenance and Security. If Owner elects to close the Hotel currently operating on the Property prior to the Construction Period, Manager shall (i) oversee the security of the Hotel and the Property and (ii) perform or cause to be performed all ordinary maintenance and repair required to keep the

Hotel and the Property in good condition in light of the Project and to comply with, and cure or prevent the violation of, any Applicable Laws. In connection with providing the security and maintenance services specified herein, Manager shall (i) subject to Section 3.02(f), negotiate, enter into, and administer, in the name of Owner, all such service contracts and licenses Manager deems necessary or advisable for the provisions of such services, and (ii) consult with Owner and the Hotel Manager to ensure coordination with any such services being provided by the Hotel Manager pursuant to the Hotel Management Agreement.

(l) Marketing. Manager shall assist Owner in marketing the Project to potential sources of debt and equity financing and shall actively participate in such marketing at the direction of Owner by taking actions, including providing assistance to Owner in connection with the following: preparing presentations and marketing materials, attending meetings, conducting tours, and preparing financial analyses (the “Marketing Services”).

Section 3.03. Construction Period. From and after the award of the construction contract to the first Project Contractor until the end of the Construction Period, Manager shall advise Owner with regards to the construction and implementation of the Project and shall manage the construction and implementation of the Project, as further described below.

(a) Coordination of Contractors; Schedule and Budget. (i) Manager shall schedule and coordinate the work of the Contractors with each other and with the activities of Owner.

(ii) Manager shall develop and implement a centralized reporting system in order to monitor and enable communication among the Contractors, and between Manager and the Contractors, including the distribution of the Construction Documents to the appropriate parties, and shall at all times monitor and confirm that a current and complete set of Construction Documents is maintained by Manager and the applicable Project Contractor. Manager shall promptly cause such Construction Documents to be revised and supplemented (as and when needed to comply with the Project Program, Project Plan or Project Schedule) and, pursuant to Section 3.02(c)(i), shall propose any changes to the Project Budget required in connection therewith and submit the same to Owner for Owner’s review and approval.

(iii) Manager shall schedule and conduct weekly preconstruction and construction progress meetings with appropriate Contractors and Manager (including the Project Supervisor), to discuss procedures, progress, problems, and schedules; and prepare and distribute, or cause to be prepared and distributed, to Owner and all appropriate Contractors notes of each such meeting describing all matters discussed, decisions reached, and tasks assigned. Manager shall provide Owner’s

Representative with reasonable advance notice of such meetings and provide Owner’s Representative with the opportunity to attend and participate in such meetings. Manager shall conduct such other meetings as Owner shall reasonably request.

(b) Oversight of Contractors. Manager shall oversee the performance of the Contractors and shall exercise, or recommend exercise by Owner, the contractual rights of Owner for each of the following:

(i) use commercially reasonable efforts to cause all Contractors to construct the Project using good quality workmanship and materials consistent with the Project Program, Project Plan and Project Improvement Plans;

(ii) use commercially reasonable efforts to achieve performance from each of the Contractors in accordance with the requirements of their respective contracts;

(iii) use commercially reasonable efforts to cause completion of the Project in accordance with Applicable Laws and free from defects and any mechanics’ or materialmens’ liens and without encroachment onto easements, except as shown in the Project Plan and Project Improvement Plans, or adjoining land;

(iv) recommend courses of action to Owner when Manager observes that the requirements of a contract with a Contractor are not being fulfilled and the nonperforming party is not taking satisfactory corrective action, and direct such Contractor to take such course of action as approved by Owner;

(v) use commercially reasonable efforts to deliver all of the completion evidence listed on Exhibit E to Owner on or before the date on which the applicable portion of the Project is to be completed in accordance with the Project Schedule; and

(vi) receive and review certificates of insurance from the Contractors and their subcontractors and use commercially reasonable efforts to ensure that all Contractors are maintaining or are otherwise covered by insurance meeting the requirements set forth in Exhibit D, or are maintaining or are otherwise covered by insurance required under the respective contracts of such Contractors.

(c) Payments to Contractors. (i) Manager shall implement procedures for the processing and payment of applications for payment by all Contractors out of the Operating Trust Account, consistent with the provisions of Section 3.04 and the payment practices of Owner.

(ii) Applications for payment shall be submitted by Contractors on AIA G702 and G703 forms and submitted to the Project Architect for certification to Owner for payment. Manager shall review all applications for payment submitted by Contractors, submit such applications to Owner and recommend to Owner which such applications shall be disapproved or approved for payment from Owner. Within five (5) Business Days of any such submission, Owner shall approve or disapprove any such application. Each application for payment submitted to Owner for which Manager recommends Owner’s approval shall be accompanied by the items listed in Exhibit F. If Manager recommends that Owner disapprove any application, Manager shall provide Owner with a detailed written explanation of the reasons for such disapproval. Notwithstanding the foregoing, the Project Architect and the Project Interior Designer shall each be paid in accordance with its respective contract with Owner; provided, the contract with the Project Interior Designer may be with the Manager or the Project Architect if approved by Owner.

(iii) Payments to each Contractor shall be made by Manager following the approval of such Contractor’s applications for payment by Owner and the corresponding monthly deposit into the Operating Trust Account.

(iv) The Retainage may be released for a particular Contractor once such Contractor has satisfactorily completed all work and has supplied all materials in accordance with the provisions of such Contractor’s contract; provided that before any Retainage is to be funded, Manager shall have delivered to Owner the completion evidence set forth in Exhibit E for the work or materials for which such Retainage is being released (to the extent applicable), including evidence of payment in full of all sums due such Contractor and if customary in the Las Vegas market, unconditional lien waivers for all sums paid to such Contractor.

(d) Change Orders. Manager shall (i) review requests for change orders, (ii) assist in negotiating change order proposals, (iii) advise Owner on the purpose and effect of the change orders, (iv) if approved by Owner or approved by Manager on behalf of Owner as permitted below, execute change orders on behalf of Owner, and (v) track the price, approval and implementation of all change orders in a log, which log shall be submitted to Owner on a periodic basis. Owner shall approve all change orders, provided Manager shall have authority to approve, on behalf of Owner, any change orders, so long as such change orders, taken together with all change orders previously approved by Owner or by Manager on behalf of Owner, do not exceed the dollar limitations set forth in Section 3.04(h)(i).

(e) Inspection of Project. (i) Manager shall inspect the Project on a daily basis when construction work is ongoing, and otherwise at least weekly (or at such other times as may be expressly approved by Owner), and recommend to Owner that it stop work or reject any work of which Manager is aware which fails to conform with this Agreement, the Construction Documents or other Project requirements. Manager shall use commercially reasonable efforts to cause the Project Architect to regularly (at least weekly) inspect the Project to determine whether the Project is being constructed in accordance with the Construction Documents, and to accurately report and account for the costs of construction, including all labor and materials. Manager shall inform Owner of and endeavor to guard Owner against any defects and deficiencies observed by Manager in the work performed by each Contractor and consult with Owner with respect to special inspections or testing recommendations by the Project Contractor or Project Architect.

(ii) When the Project Contractor’s work or a designated portion thereof is substantially complete, Manager shall inspect the work with the Project Architect and prepare a list of incomplete or unsatisfactory items (the “Punch List”) and a schedule for correction or completion of such items, and coordinate and use commercially reasonable efforts to cause the correction and completion of such Punch List work and provide Owner with written updates regarding the completion of such work. Manager shall assist Owner in enforcing and collecting any applicable penalties or enforcing any warranties or guaranties provided for under the terms of any construction contract.

(iii) Manager shall prepare or cause to be prepared sample guest rooms for the purpose of establishing quality standards by which to approve Contractors’ work and performance.

(f) Construction Drawings. Manager shall consult with the Project Architect (i) regarding any Contractor’s request for an interpretation of the meaning and intent of any drawings and specifications prepared by such architect and assist in the resolution of any questions that may arise and (ii) to determine that all shop drawings are properly coordinated with the related Construction Documents and shall cause the Project Contractor to prepare, distribute and update as necessary a shop drawing submittal log.

(g) Procurement of FF&E. Manager shall procure in the name of Owner all FF&E in accordance with the Project Budget and Project Schedule, and shall be responsible for (x) managing delivery, (y) warehousing (if necessary) at Owner’s expense (as to Manager’s out-of-pocket expense) and (z) installation services; and in performing such responsibilities shall (i) arrange for and coordinate delivery to the Hotel and any warehousing (if necessary), (ii) manage and coordinate the unloading, handling, mounting or setting in place, adjusting, calibrating and readying for operation of the FF&E, all in accordance with the Project Budget, Project Schedule and Project Improvement Plans.

(h) Utilities. Manager shall observe the Project Contractor’s check out of utilities, operational systems and equipment, monitor the initial start-up and testing of same, and require the preparation of, and evaluate for Owner the results of, all start-up testing reports provided for in the Construction Documents.

(i) Interiors. Manager, in consultation with the Project Interior Designer, shall oversee and coordinate the interior finish work of the common areas and each guest room comprising the Hotel.

(j) Loan Disbursements. Manager shall review, advise Owner on, and implement procedures to satisfy the requirements of any lender regarding loan disbursements, and monitor compliance with same; and Manager shall prepare periodic loan draw requests in accordance with the requirements of any applicable loan documents.

(k) Claims. Manager shall:

(i) notify and advise Owner in connection with any Claims made or threatened against Owner by any Contractor, the Project Architect, engineer or any other party providing services in connection with the Project promptly upon Manager’s receipt of notice of such claims; and

(ii) notify Owner promptly, but in all events within two (2) Business Days after receipt of notice (but as soon as reasonably possible prior to the foreclosure date, if actually known to Manager) of (A) any dispute over amounts owed any party that has the statutory authority to file a construction lien against the Property or (B) any filing of a construction lien claim against the Property, and use reasonable efforts to cause the prompt removal of any such lien, provided Owner provides sufficient funds hereunder for removal by bonding or otherwise.

(l) Hazardous Materials. (i) Manager shall promptly notify Owner upon discovery by Manager of (A) any actual or potential violation of any Environmental, Health and Safety Laws, (B) any material quantity of any Hazardous Waste or Material at, on, under, in or within the Property except Hazardous Waste or Material used in the ordinary course of business at the Property in material compliance with Environmental, Health and Safety Laws, (C) any pending or threatened claim, litigation, administrative proceeding or investigation pursuant to which Owner or Manager may be found to be a responsible party or potentially responsible party relating to any cleanup or other response costs, natural resource damages or other damages, or liability for prior disposal or Releases of Hazardous Waste or Material, or (D) any pending or threatened recordation or filing of any lien or super lien against the Project relating to Section 3.03(l)(i)(C) above.

(ii) Manager shall recommend appropriate action and supervise any necessary and appropriate course of action to comply with all Environmental, Health and Safety Laws and to permit the Project to proceed as scheduled as approved or directed by Owner. Manager shall use commercially reasonable efforts to cause the Project Contractor to implement all necessary and appropriate recommendations set forth in all environmental reports and land use approvals (including any negative declaration) issued with respect to the Project, if any, in a good and workmanlike manner and in accordance with all Environmental, Health and Safety Laws and all other Applicable Laws.

(iii) Except as otherwise approved by Owner or as may be temporarily required in connection with the Project, Manager shall not consent to (A) the use or generation of any Hazardous Waste or Material in or on the Project except Hazardous Waste or Material used in the ordinary course of business at the Property in material compliance with Environmental, Health and Safety Laws; (B) the treatment, disposal or Release of any Hazardous Waste or Material in or on the Project; or (C) the storage of any Hazardous Waste or Material in or on the Project except Hazardous Waste or Material used in the ordinary course of business at the Property in material compliance with Environmental, Health and Safety Laws. Owner reserves the right, as a condition to approving any of the foregoing, to require in the construction contract with each Project Contractor or any other Contractors, as appropriate, that: (1) the Project Contractor or any other Contractors, as appropriate, has/have obtained or caused to be obtained all necessary permits and approvals to perform such activities; (2) the Project Contractor or any other Contractors, as appropriate, will cause the performance of all such activities in compliance with Applicable Laws and in a safe and effective manner that will not endanger persons or property; (3) the Project Contractor or any other Contractors, as appropriate, has/have obtained adequate insurance or posted adequate surety to insure that such Contractor shall have sufficient resources to store, treat, use, contain, control, abate and remedy any and all Hazardous Waste or Material, including any Release of any Hazardous Waste or Material.

(m) Completion. (i) Manager shall oversee and coordinate the Project close-out, including the filing of a notice of completion, the obtaining of all required governmental approvals and permits, and all final lien releases, completion of Punch List work, preparation of “as-built” record documents by the Project Architect and Project Contractor and the other items listed on Exhibit E, and compiling of all guarantees, warranties, equipment and service manuals and similar documents.

(ii) Manager shall coordinate with Contractors to provide complete and final cleaning of all interior and exterior spaces and surfaces of all finishes, making the Property and the Hotel ready for their intended use.

(iii) Upon completion of the Project and prior to final payment of the Management Fee and Marketing Fee, Manager shall provide a certificate to Owner (and at Owner’s request, to Owner’s lenders and title insurer) executed by an officer of Manager, representing that, to the best knowledge of Manager:

(A) All necessary Entitlements and other approvals have been obtained for the Project and remain in full force and effect without material restriction or modification;

(B) The Project and its construction conforms with Applicable Laws, and the Project Improvement Plans or as otherwise approved by Owner;

(C) Manager has not received any notice to the effect that Owner or the Project is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental authority;

(D) Manager has not received notice of, and has no knowledge of, any pending or threatened claim, litigation, administrative proceeding or investigation pursuant to which Owner or Manager may be found to be a responsible party or potentially responsible party relating to any cleanup or other response costs, natural resource damages or other damages, or liability for prior disposal or Releases of Hazardous Waste or Material, and Manager has not received notice of, and has no knowledge of, any pending or threatened recordation or filing of any lien or super lien against the Project relating to any of the above, except as otherwise disclosed by Manager;

(E) Manager has no Claims against Owner or its affiliates relating to this Agreement or the Project, except as otherwise disclosed by Manager; and

(F) There is no mechanics lien litigation relating to the Project, except as disclosed by Manager.

The foregoing certificate of Manager may be made in reliance upon certificates of the Project Architect and/or applicable Governmental Authorities.

(n) Maintenance and Security. To the extent that any portion of the Hotel or the Property is not under construction during the Construction Period, Manager shall provide the security and maintenance services set forth in Section 3.02(k) with respect to such portion of the Hotel or the Property in accordance with the terms and conditions of Section 3.02(k).

(o) Marketing. To the extent requested by Owner, Manager shall provide the Marketing Services during the Construction Period.

Section 3.04. Maintenance of Accounts; Disbursement of Funds. (a) All funds for the Project shall be advanced from an account in the name of Owner (the “Operating Trust Account”), except as otherwise expressly provided herein. Funds held in the Operating Trust Account and any other accounts established hereunder shall bear interest and shall be invested as directed by Owner. Interest on such funds shall remain in such account until withdrawn as provided herein.

(b) Manager, by the 10th day of each calendar month, shall submit to Owner a single advance request for all amounts to be deposited into the Operating Trust Account for the payment of outstanding applications for payment submitted by Contractors pursuant to Section 3.03(c) which have previously been approved by Owner (the “Approved Contractor Applications”) as well as a reasonable estimate of amounts to be paid under applications for payment by all Contractors and for the expenses of the Project employees and Manager’s Employees (which expenses are set forth under the line item “project administration” under the Project Budget) in the following three (3) months for each of the foregoing payment categories (the “Anticipated Expenses”); provided, that, the aggregate amount to be paid by Owner from the date hereof through the expiry of the Construction Period for Project administration expenses shall not exceed $3,023,500 (the “Project Administration Cap”). Each advance request shall be accompanied by:

(i) The Approved Contractor Applications, each of which shall include all of the items listed on Exhibit F; and

(ii) a certificate executed by an officer of Manager certifying to Owner that (A) the amount to be drawn to fulfill the Approved Contractor Applications is due under the applicable contracts and Construction Documents, and the amount to be drawn as Anticipated Expenses is reasonably projected by Manager to be due within the next three (3) months, (B) to the actual knowledge of Manager, the work covered by the Approved Contractor Applications has been completed in accordance with Applicable Laws, and (C) the individual amounts of the Approved Contractor Applications and the Anticipated Expenses are within the applicable specific line items in the Project Budget currently approved by Owner or are otherwise a permitted expense under Section 3.04(h)(i).

(c) Within five (5) Business Days of receipt of each such advance request, Owner shall deposit adequate funds into the Operating Trust Account to maintain a balance sufficient to cover such advance request; provided, however, at no time shall Owner be required to make a disbursement of less than $1,000,000 and amounts in excess thereof shall be in increments of $100,000.

(d) Owner shall have no obligation to meet any advance requests, nor shall Manager incur on behalf of Owner any costs or expenses in excess of those specifically provided for in a line item of the Project Budget, other than as provided in Section 3.04(h).

(e) All funds received by Manager in the course of its duties hereunder shall be deposited in the Operating Trust Account or such other accounts as Owner may specify. Manager shall not commingle the funds of Owner with any funds of Manager or any other Person.

(f) Manager shall pay all expenses of the Project as approved in the Project Budget from the Operating Trust Account. Withdrawals from the Operating Trust Account shall be signed by employees, representatives or other agents of Manager, provided such employees, representatives or other agents are bonded or otherwise insured, and provided further that all checks in denominations of greater than $25,000 shall require Owner’s signature. Funds may not be withdrawn from such account by Manager without the approval of Owner except as expressly provided herein. Subject to availability of funds, Manager shall make all payments in a timely manner to avoid penalties and other costs of late payments. All expenses shall be charged to Owner at net cost, and Owner shall be credited with all rebates, refunds, allowances and discounts allowed to the Project.

(g) Manager shall ensure such control over accounting and financial transactions as is reasonably required to protect Owner’s assets from duplicate payment or from theft or fraudulent activity on the part of Manager’s employees, representatives or other agents. Manager, itself or through its Affiliate, shall obtain a fidelity bond or insurance at Owner’s sole cost and expense, in an amount determined by Owner, issued by a company reasonably acceptable to Owner, covering Manager and any of Manager’s employees, representatives or other agents who may handle or be responsible for monies or property of Owner.

(h) Manager shall perform all duties hereunder in compliance with the then-current approved Project Budget, provided that Manager shall be permitted, without the approval of Owner, to

(i) make expenditures and incur obligations for the Project that do not exceed by more than $5,000 the amount set forth in any line item of the Project Budget, provided (A) the aggregate of such expenditures or obligations incurred in any calendar month does not exceed by more than

$25,000 the total amount of expenditures set forth in the Project Budget for such month, (B) such expenditures or obligations otherwise comply with the requirements of this Agreement, (C) such expenditures or obligations are not made pursuant to a contract with an affiliate of Manager; and (D) there is no change in scope or quality of materials associated with such expenditures or obligations; and provided further, that, in accordance with Section 3.04(b), amounts expended under the line item “project administration” of the Project Budget shall not exceed the Project Administration Cap; and

(ii) make emergency expenditures outside budgeted amounts, provided that Manager shall (A) endeavor to obtain Owner’s verbal approval in advance of any emergency expenditures, (B) give prompt notice to Owner of such emergency expenditures as soon as possible after incurring the same, and (C) incorporate such emergency expenditures into the Project Budget pursuant to Section 3.02(c)(i).

All other expenditures and obligations shall be subject to the prior approval of Owner.

(i) Notwithstanding anything to the contrary set forth herein, Owner shall not be required to make any advances to the Operating Trust Account for items set forth in that portion of the Project Budget labeled “Pre-Opening Budget” and Manager shall not be entitled to disburse funds from the Operating Trust Account for any such items, until Manager has delivered to Owner a revised Project Budget including such detail with respect to the items set forth in the “Pre-Opening Budget” as shall be reasonably satisfactory to Owner and Owner has approved such revised Project Budget in writing.

Section 3.05. Reporting and Record Keeping. (a) Subject to Section 9.01, Manager shall keep, during the term of this Agreement, all books of account and other records for the Project, including complete financial records, a complete set of the Project Improvement Plans, all addenda and change orders thereto, a list of all Contractors (and their subcontractors, suppliers and materialmen), copies of the contracts with the Contractors, a complete record of all samples, purchases, materials, equipment, maintenance and operating manuals and instructions, contract bonds, preliminary lien notices, payments to Contractors, lien waivers and, if applicable, lien releases. All such records and information shall be the property of Owner, and shall include records relating to Project costs and construction advances, original vouchers, statements, receipted bills, invoices and all other records covering all collections, if any, disbursements and other records and correspondence in connection with the Project. All records and accounts shall be maintained by Manager on a cash basis and in accordance with generally accepted accounting principles, shall be sufficient to permit the preparation of financial statements in accordance with generally accepted accounting principles, shall be adequate to provide Owner with all reasonable financial information as may be needed by Owner, and Manager shall use reasonable efforts to ensure that such records shall be supported by sufficient documentation to permit Owner and Owner’s auditors to verify that such entries are properly and accurately recorded.

(b) Owner reserves the right, at any time, at Owner’s sole cost and expense, during the term of this Agreement, upon reasonable advance notice to Manager and during normal business hours, to examine, copy and audit the books and records maintained by Manager (including Project Improvement Plans and all contracts) in connection with the Project. During the term of this Agreement, Manager shall retain and permit Owner and its authorized representatives access to all books, records and accounts relating to the Project and all correspondence pertaining thereto during normal business hours upon reasonable advance notice. In connection with any such examination, audit or inspection, Owner and its authorized representatives shall have the right to question Manager and its employees or representatives concerning the books and records. If Owner shall notify Manager of any weaknesses, errors or discrepancies in Manager’s accounting, financial transactions or recordkeeping concerning the Project, Manager shall use reasonable efforts to correct such weaknesses, errors or discrepancies as soon as possible after receipt of notice, and Manager shall promptly notify Owner of the action taken to correct such weaknesses, errors or discrepancies.

(c) Manager shall prepare and deliver to Owner a written report (i) each month by the 20th day of such month describing the status of the Project as of the last day of the previous month (the “Monthly Report”), and (ii) within five Business Days following any meeting of the Contractors, which shall briefly summarize the content of such meeting. At the time of the delivery of the Monthly Report and each report of the Contractors’ meeting, Manager shall make all supporting documentation available for inspection by Owner at the Project or Manager’s home office upon reasonable advance notice and during normal business hours. Each Monthly Report shall contain an executive summary outlining the status of the Project for the prior month and highlighting any key issues pertaining to the Project during the prior month, and shall also include the following information concerning the Project:

(i) the costs paid through the end of the previous month set forth on a line-item basis as shown on the Project Budget in effect during the previous month, along with a Project Budget variance analysis on a line-item basis, and including a detailed discussion of any items exceeding the applicable line items within the initial Project Budget by five percent (5%) or more;

(ii) an estimate of the total cost to complete the Project set forth on a line-item basis as shown on the proposed Project Budget submitted simultaneously with the Monthly Report, along with a Project Budget variance analysis on a line-item basis, and including a detailed discussion of any items exceeding the applicable line items within the Project Budget in effect during the previous month by five percent (5%) or more;

(iii) a narrative status report describing the status of completion of construction of the Project and its relation to the Project Schedule;

(iv) a detailed discussion of all actual or proposed deviations reasonably anticipated from the Construction Documents or the Project Schedule, together with (A) the reasons for such deviations, (B) an analysis illustrating the effect of such deviations on the Project Budget and the Project Schedule, and (C) Manager’s recommendation regarding mitigation of any such deviation; and

(v) any other information which may from time to time be reasonably requested by Owner.

(d) Manager shall prepare such other reports as Owner may require whether on a monthly, quarterly or other basis.

(e) Manager will prepare and provide reports required hereunder and all accounting statements in a manner acceptable to Owner and in accordance with guidelines established by Owner.

(f) Manager shall promptly advise Owner of any material disputes or potential disputes of which Manager is aware with any of the Contractors, any adjoining property owner or any other Person relating to the Project, and furnish Owner copies of any papers furnished to Manager, in connection therewith.

(g) Owner reserves the right for itself and its authorized representatives to inspect, examine and test the construction and redevelopment of the Property and the Hotel at Owner’s expense. In connection with any such examination, inspection or test, Owner and its authorized representatives shall have the right to question Manager and its employees or representatives concerning such construction and redevelopment. In connection with any such examination, inspection or test, Manager shall make available to Owner and its authorized representatives such facilities and office or other working space within the Project used by Manager as may be reasonably requested. Notwithstanding anything contained herein to the contrary, the right of Owner to inspect, examine and test the construction and redevelopment of the Property and the Hotel shall not in any respect diminish, limit or impair the obligations of Manager under this Agreement. Without limiting the foregoing, no approval by Owner shall be deemed to constitute any representation or judgment by Owner that the Project is safe, reliable, sufficient or suitable for any purpose or that the same complies with the Construction Documents or Applicable Laws.

(h) Manager shall cooperate, to the extent reasonably requested by Owner, in the preparation of Owner’s monthly and annual financial statements.

Section 3.06. Compliance with Laws and Requirements. In performing its duties hereunder Manager shall comply, and Manager shall use reasonable efforts to enforce Owner’s rights to cause compliance by all Contractors, with all terms and conditions applicable to the Project contained in (a) any federal, state or local governmental permit or approval required or obtained for the lawful construction or operation of the Project or any portion thereof, (b) any Applicable Laws relating to the construction or operation of the Project or any portion thereof, (c) any insurance policy affecting or covering the Project, (d) any surety bond or other guarantee obtained in connection with the Project and (e) any financing document or other agreement encumbering, affecting or relating to the Project.

Section 3.07. Additional Services. The Management Services will not include any responsibilities or services not enumerated above or incidental to or required by those enumerated above and, specifically, will not include any services related to obtaining any necessary equity or debt financing for the Project. The fees set forth in Article 5 are in consideration for Manager’s performance of the Management Services only. The terms and consideration on which Manager will provide additional services (if desired by Owner) may be negotiated separately by the parties.

Section 3.08. Limitation on Authority of Manager. Except as otherwise set forth herein, Manager shall not, without the prior approval of Owner, take or attempt to take any of the following actions:

(a) subject all or any portion of the Property, the Hotel or any other property of Owner to any mortgage, deed of trust, choate lien or other encumbrance, or transfer all or any portion of the Property, the Hotel or any other property of Owner;

(b) take any action which would cause Owner to expend funds or incur liabilities or obligations with respect to any part of the Property or Hotel, except as expressly provided in the Project Budget and this Agreement;

(c) except as otherwise provided in this Agreement, enter into, on its own behalf or on behalf of Owner, any contract with a Contractor (including any contract relating to the design, construction, redevelopment, or leasing of the Property, the Hotel or any portion thereof), other than as permitted by Section 3.02(f), or any purchase and sale agreement for the sale or leasing of any portion of the Property or the Hotel;

(d) borrow money or execute any promissory note, evidence of indebtedness, guaranty or the like in the name of or on behalf of Owner;

(e) modify the Project Budget, including reallocating costs between or among line items;

(f) modify the Construction Documents or the Project Improvement Plans;

(g) modify the Project Schedule (other than change in sequence) if such modification would change the date of substantial completion of the Project;

(h) adjust, settle or compromise claims against, or on behalf of, Owner, or bring litigation on behalf of Owner or otherwise institute legal proceedings with respect to the Project if the same exceed $50,000;

(i) take any other actions in conflict with express instructions from Owner, provided such instructions are not contrary to the terms of this Agreement or Applicable Laws;

(j) commit Owner to any particular zoning, variance, map approval, entitlement, permit or other governmental approval or any payments or obligations (including concessions by, or conditions or restrictions on, Owner or the Project) in connection therewith;

(k) consent to any condemnation award or participate in any condemnation proceeding relating to the Property or Hotel; or

(l) employ legal counsel on behalf of Owner or the Project except as contemplated by the Project Budget or otherwise approved or requested by Owner. Owner hereby approves the hiring of Lionel Sawyer & Collins for entitlement work.

Section 3.09. Employees and Project Staffing. (a) Manager shall manage the Project through an office at the Hotel and through Manager’s existing office in Los Angeles, California. At all times during redevelopment and construction of the Property and Hotel, Manager shall provide a competent, qualified and experienced staff, as may be reasonably required to perform its duties hereunder with due diligence and to monitor the timely completion of the Project. Manager shall also make available to Owner the benefit of the experience and services of sufficient members of Manager’s organization to perform the services hereunder in a diligent and careful manner and in accordance with this Agreement, including but not limited to the employees described in Exhibit G attached hereto (“Manager’s Employees”). Manager shall have the Manager’s Employees visit the Project with sufficient frequency so that Manager may perform its duties hereunder in a diligent and timely manner and to ensure that the Project is properly monitored. If the cost and expense of providing the Manager’s Employees and other staff required under this Section or the cost and expense of any travel incidental to the performance of their duties hereunder exceeds the

Project Administration Cap, Manager shall solely be responsible for paying the amount of any such excess. If Manager desires to replace any of Manager’s Employees or the Project employees, a qualified replacement in the sole and reasonable discretion of Manager shall be obtained if, in the reasonable judgment of Manager the services for which such individual was employed continue to be required for the Project; notwithstanding the foregoing Owner shall have the right to approve the employment of the Controller, the Senior Designer, the Senior Construction Employee and the Senior Furniture Fixture and Equipment Employee, if any, or any employee of similar senior management responsibility, but with a different title.

(b) The Project staff shall include a Project Supervisor with at least ten (10) years’ experience in development management (the “Project Supervisor”). The Project Supervisor shall be directly charged with the monitoring of the planning, design, redevelopment and construction of the Property and the Hotel and shall devote sufficient working time to monitoring the planning, design, redevelopment and construction of the Property and the Hotel. If either Manager or Owner desires to replace such Project Supervisor, an adequate, qualified replacement whose selection is reasonably approved by Owner and Manager shall be obtained (if the services for which such individual was responsible continue to be required hereunder). If such Project Supervisor for any reason fails to perform his or her duties for a period longer than three (3) days, or if such Project Supervisor resigns without notice, dies, or is disabled for a period longer than three (3) days, and if in each case the services for which such individual was responsible continue to be required hereunder, Manager shall as soon as practically feasible secure an adequate, qualified replacement for such Project Supervisor whose selection shall be subject to the reasonable approval of Owner. Subject to the foregoing, Manager and Owner agree that the Project Supervisor shall be Joe Faust.

(c) Subject to the Project Plan and Project Budget, all matters pertaining to the employment, supervision, compensation, benefits, payment of taxes, promotion and discharge of Manager’s Employees and the Project employees shall be the responsibility of, and shall be vested solely with Manager, and Owner shall not have any rights or obligations with respect thereto except for Owner’s right to require compliance with this Section 3.09 and Owner’s obligation to reimburse Manager for all compensation, benefits and payment of taxes of the Manager’s Employees and the Project employees in accordance with the Project Plan and Project Budget up to the Project Administration Cap. All personnel assigned to or used in connection with the Project pursuant to this Agreement will be Manager’s and not Owner’s employees. Manager shall comply with Applicable Laws relating to such personnel.

Section 3.10. Limitation of Manager’s Liability. Owner agrees to look solely to Manager and Manager’s assets for enforcement of Manager’s obligations and liabilities under this Agreement, and agrees that neither any affiliate, member, manager, officer, employee or agent of Manager, nor any of their respective members, managers, officers, directors, shareholders, constituent partners, employees or agents, shall have any liability to Owner therefor other than on account of Manager’s gross negligence or willful misconduct. Manager shall have no liability to Owner for any consequential, incidental or special damages resulting from Manager’s performance or failure to perform its obligations under this Agreement in an amount in excess of the Management Fees and Marketing Feeds paid to Manager hereunder. Manager does not warrant or guarantee the quality of the Project Contractors’ services and shall not have liability for such services except for performance of Manager’s services as set forth in this Agreement.

Section 3.11. Use Of Affiliates. Owner acknowledges and agrees that in performing its obligations under this Agreement, Manager may from time to time use the services of one or more of its Affiliates; provided, however, that (a) Manager shall be responsible to Owner for its Affiliate’s performance, (b) Owner shall not pay more for the Affiliate’s services and expenses than Manager would have been entitled to receive under this Agreement had Manager performed the services, and (c) Manager shall fully disclose such affiliation to Owner and Manager shall obtain the prior written approval of Owner for any agreement for such Affiliates services involving payment of more than $10,000 per year.

ARTICLE 4

OWNER’S RESPONSIBILITIES

Section 4.01. Scope of Owner Responsibilities. As provided in this Agreement, Owner shall be responsible for, among other things, reviewing and approving the Project Program, Project Plan, Project Budget and the Project Schedule (in each case, including updates thereof), approving the design of the Project, approving the selection of Contractors, approving certain specified contracts with Contractors, change orders, Contractor applications for payment, and making adequate deposits into the Operating Trust Account. Except as otherwise expressly provided herein, Owner, not Manager, will be the contracting party on all Construction Documents and all contracts with Contractors.

Section 4.02. Owner’s Representative. Owner will designate a representative authorized to act on Owner’s behalf with respect to the Project (“Owner’s Representative”), who will be generally available during reasonable business hours. Manager shall be entitled to rely on any approval, request or action given or taken by such Owner’s Representative. Owner will cause Owner’s Representative to respond to Manager’s request that it review documentation or render decisions promptly in order to avoid unreasonable delay. Until Owner notifies Manager otherwise in writing, Owner’s Representative shall be Robert Shinn, or if he is not available, Daniel Webster.

Section 4.03. Consent and Cooperation. Except as expressly provided herein, whenever Owner’s approval or consent is required, such approval or consent may be withheld or given in Owner’s sole and absolute discretion. Owner shall use reasonable efforts to give Manager its approval or disapproval within five (5) Business Days of Manager’s written request. Owner and Manager shall each cooperate with the other and take such actions as are reasonably necessary and are consistent with the performance of its obligations hereunder in order to achieve the completion of the Project in accordance with this Agreement.

Section 4.04. Conditions to Manager’s Performance. Manager’s performance of its duties hereunder shall be conditioned upon Owner fulfilling its obligations under this Agreement to provide any funding reasonably required for the performance of such duties (including any compensation due Manager hereunder) and Owner granting any consent or approval reasonably required for the performance of such duties.

Section 4.05. Limitation of Owner’s Liability. Manager agrees to look solely to Owner’s equity in the Property for enforcement of Owner’s obligations and liabilities under this Agreement, and agrees that neither any affiliate, member, manager, officer, employee or agent of Owner, nor any of their respective members, managers, officers, directors, shareholders, constituent partners, employees or agents, shall have any liability to Manager therefor.

ARTICLE 5

FEES AND EXPENSES

Section 5.01. Management Fee. (a) Subject to Article 8, Owner shall pay to Manager, according to the terms of this Section 5.01, a fee (the “Management Fee”), equal to $9,873,000 in consideration of the Management Services provided by Manager hereunder.

(b) If the Owner shall revise the Project Program and Project Schedule to materially increase the scope of the Project, the Management Fee shall be increased by an amount equal to two percent (2%) of the Development Costs incurred by Owner by reason of such change in scope. “Materially increase the scope of the Project” shall mean a material change in the work described in the Project Program which is (i) initiated by the Owner, (ii) outside the ordinary and customary basis for delay in projects of a similar scope as the Project Program and (iii) not the result of an act or omission of the Manager.

(c) From and after the Effective Date until the end of the Construction Period, Owner shall pay monthly installments of the Management Fee to Manager in arrears. Each of the first nine monthly installments of the Management Fee payable hereunder shall be $272,444. The remaining monthly installments of the Management Fee payable hereunder shall be $371,050 (which shall result in payment in full of the Management Fee upon the expiration of the Construction Period currently contemplated by the Project Program and Project Schedule); provided, however, that if the Owner shall revise the Project Program and Project Schedule to alter the length of the Construction Period, then the amount of the monthly installments of Management Fee payable hereunder shall be adjusted so that the then unpaid portion of the Management Fee shall be payable in equal monthly installments over the remaining portion of the Construction Period provided for in the revised Project Schedule. Any adjustments to the Management Fee pursuant to Section 5.01(b) shall be made as of the date of commencement of the work contemplated by the change to the Project Program and shall be reflected in the books and records of the Project as a fixed fee amount payable in equal monthly installments over the remaining portion of the Construction Period provided for in the revised Project Schedule.

(d) The provisions of this Section 5.01 shall survive the expiration or any termination of this Agreement; provided, that no Management Fees shall be payable hereunder following any such expiration or termination, except in accordance with Section 8.05.

Section 5.02. Marketing Fee.

(a) Subject to Article 8, Owner shall pay to Manager, according to the terms of this Section 5.02, a fee (the “Marketing Fee”), equal to $1,000,000 on account of the Marketing Services.

(b) From and after the date that Owner issues the Notice to Proceed until the end of the Construction Period, Owner shall pay monthly installments of the Marketing Fee to Manager in arrears. Each of the first nine monthly installments of the Marketing Fee payable hereunder shall be $27,556. The remaining installments of the Marketing Fee payable hereunder shall be $37,600 (which shall result in payment in full of the Marketing Fee upon the expiration of the Construction Period currently contemplated by the Project Program and Project Schedule); provided, however, that if the Owner shall revise the Project Program and Project Schedule to alter the length of the Construction Period, then the amount of the monthly installments of Marketing Fee payable hereunder shall be adjusted so that the then unpaid portion of the Marketing Fee shall be payable in equal monthly installments over the remaining portion of the Construction Period provided for in the revised Project Schedule.

(c) The provisions of this Section 5.02 shall survive the expiration or any termination of this Agreement; provided, that no Marketing Fees shall be payable hereunder following any such expiration or termination, except in accordance with Section 8.05.

Section 5.03. No Other Compensation. Except for the Management Fee, the Marketing Fee, and any reimbursements for expenses provided in the Project Budget, Manager shall not be entitled to any compensation, fees, reimbursement or other payment for its services under this Agreement.

Section 5.04. Fee Acknowledgement and Waiver. Manager hereby acknowledges that each of the following have been paid to Manager by Owner prior to the Effective Date: (i) all monthly installments of the Management Fee due and owing under the Original Development Management Agreement, and (ii) any and all other fees contemplated under the Original Development Management Agreement that accrued prior to the Effective Date. Manager hereby waives any and all rights to claim payment of any such fees.

ARTICLE 6

INDEMNIFICATION

Section 6.01. Indemnification of Manager. Owner agrees to indemnify, defend, protect and hold harmless Manager and the Manager Parties (as defined below) from and against any suit, demand, claim, cause of action, loss, damage, injury, cost, liability or expense, including investigation costs and attorneys’, consultants’ and expert witness fees (collectively a “Claim”) that arises, or is alleged to have arisen, from (a) the failure of Owner to fulfill any of its obligations under this Agreement as and when required and (b) any event, loss, accident, injury or damage occurring in or about the Property, including loss arising out of any Hazardous Material or Waste existing at the Property. Notwithstanding the previous sentence, Owner shall not be required to indemnify, defend, protect or hold harmless Manager from any Claim to the extent such Claim arises from any acts or omissions of Manager or Manager’s officers, directors, partners, shareholders, managers, members, agents, employees, representatives and contractors (collectively with Manager, the “Manager Parties”) that (x) constitute gross negligence, bad faith, willful misconduct, misrepresentation or fraud, (y) constitute a material breach of this Agreement or are outside the scope of Manager’s authority pursuant to this Agreement, or (z) are otherwise covered by Manager’s indemnification of the Owner Parties pursuant to Section 6.02.

Section 6.02. Indemnification of Owner Parties. Manager hereby agrees to indemnify, defend, protect and hold harmless Owner and each of Owner’s officers, directors, partners, shareholders, managers, members, agents, employees and representatives (collectively with Owner, the “Owner Parties”) from and against any Claim to the extent such Claim arises from the acts or omissions of Manager or any Manager Parties that (a) constitute gross negligence, bad faith, willful misconduct, misrepresentation or fraud, or (b) constitute a material breach of this Agreement or are outside the scope of Manager’s authority under this Agreement, or (c) constitute a material violation of Applicable Laws as a result of the negligence, bad faith or willful misconduct of Manager or any Manager

Parties. The foregoing indemnity shall not apply to the extent any Claims are caused by the gross negligence or willful misconduct of Owner or any Owner Parties. Manager shall require all contracts with Contractors to include an indemnity provision that is the same as, or more favorable than, the indemnity provision contained in this Section 6.02 in favor of Owner and Manager.

Section 6.03. Survival; Defense of Claims. All of the indemnification obligations under this Article shall survive termination or expiration of this Agreement, regardless of cause. The indemnifying party shall have the right to conduct and control the defense of any Claim for which it is providing indemnification by counsel it selects. The party being indemnified shall cooperate fully in the defense of the Claim and shall provide access to all information, documents and witnesses pertinent to the Claim that are under its control.

ARTICLE 7

INSURANCE

Section 7.01. Owner’s Insurance. Owner shall obtain and maintain at all times during the term of this Agreement commercial general liability insurance and property insurance with respect to the Project. The property insurance shall cover the full replacement cost of the Project on an “all risk” or “special form” basis, and shall cover builder’s risk as well as completed building exposures. Such liability insurance shall be written on an “occurrence form” basis and in such amounts as Owner may reasonably determine from time to time, but in no case less than $5,000,000 per occurrence and annual aggregate. All policies for such liability insurance shall include blanket contractual liability coverage, independent contractors coverage, broad form property damage including coverage for explosion, collapse and underground hazards, personal injury and advertising insurance coverage, and products and completed operations coverage and a cross-liability or separation of insureds provision that provides that the insurance applies separately to each insured against whom a claim is filed and that the policies do not exclude coverage for claims or suits by one insured against the other. All such liability policies shall name Manager and Stockbridge as an additional insureds. Owner may but is not obligated to provide this coverage by adding the Project to an existing or newly placed blanket policy that may cover other properties owned by Stockbridge or its affiliates; provided, however, in all other respects each of such policies shall comply with the provisions of this Section 7.01. Owner agrees to keep products and completed operations coverage in effect for a period of ten (10) years after the Project is placed in service.

Section 7.02. Manager’s Insurance. Manager shall obtain and maintain, at all times during the term of this Agreement, worker’s compensation insurance covering all of its employees performing services with regard to the Project, as required by Nevada law, employers’ liability insurance of not less than $1,000,000 each accident for bodily injury by accident or $1,000,000 each employee for bodily injury by disease, commercial general liability insurance with limits of at least $1,000,000 per occurrence and $2,000,000 aggregate liability, business auto liability with a minimum limit of $2,000,000, and professional errors and omissions insurance with a per occurrence limit of not less than $1,000,000. All such liability policies shall name Owner and Stockbridge as additional insureds.

Section 7.03. Insurance Requirements. All insurance policies obtained pursuant to this Article 7 shall be issued by companies authorized to do business in the State of Nevada with a Policyholder Alphabetic Category Rating of not less than “A-.” and a Financial Size Category Rating of not less than “VIII” according to the latest edition of Bests Key Rating Guide; provided, however, that if insurance policies cannot be obtained with commercially reasonable efforts from companies with such Policyholder Alphabetic Category Rating and such Financial Size Category Rating, without exceeding amounts allocated for insurance premiums in the Project Budget, such insurance policies shall be obtained from companies with the next best category rating that can be obtained with commercially reasonable efforts and in accordance with the Project Budget. Deductibles under Manager’s insurance shall not exceed commercially reasonable amounts and shall be the sole responsibility of Manager. Each party shall with respect to the insurance coverage required to be carried by it deliver certificates of such insurance evidencing the required insurance coverages to the other party within ten (10) days after the date of this Agreement and within ten (10) days prior to the expiration of any policy. Each policy shall state that it shall not be canceled, amended or reduced without thirty (30) days prior notice to both parties and it shall not be invalidated or reduced by any act of the either party or their affiliates or employees. Manager’s commercial general liability insurance shall be primary with respect to any commercial general liability insurance maintained by Owner.

ARTICLE 8

TERM AND TERMINATION

Section 8.01. Commencement and Expiration. This Agreement shall commence on the date hereof and shall expire (unless earlier terminated as provided herein) at the end of the Construction Period.

Section 8.02. Owner’s Right to Terminate. Without limiting Owner’s other rights and remedies hereunder and at law, Owner shall have the right to terminate this Agreement upon notice to Manager if (a) Owner elects to sell the Project or to not proceed with the Project prior to commencement of the Construction Period (in which case such notice shall be at least thirty (30) days prior to termination of this Agreement) or (b) any of the following events, which events shall constitute cause for termination by Owner hereunder (“Cause”), shall occur:

(i) Stockbridge has acquired the entirety of the membership interest of SBE Las Vegas Holdings I, LLC pursuant to Section 16.06 of the Operating Agreement of Owner;

(ii) there occurs a material breach of this Agreement by Manager and, if such breach is curable by Manager, such breach persists for more than thirty (30) days from the date of such breach unless such breach cannot be cured within thirty (30) days and Manager fails to diligently prosecute to completion such a cure within 90 days;

(iii) Manager commits an Act of Insolvency;

(iv) Manager is grossly negligent in its performance hereunder or engages in fraud, bad faith or willful misconduct hereunder;

(v) Manager suspends or discontinues business under this Agreement without the prior approval of Owner (other than as a result of a Force Majeure Event) and fails to recommence business within three (3) Business Days after receipt of written notice from Owner;

(vi) at any time (x) SBE Las Vegas Holdings I, LLC and its principals and employees do not devote such time, effort and skill to the Project as is reasonably necessary to fulfill their responsibilities and duties under Section 8.08(b) or (c) of the Operating Agreement of Owner, or (y) there is a Removal Event under Section 8.05 thereof.

(vii) the Project Supervisor designated under this Agreement becomes unavailable to work on the Project and no substitute personnel reasonably satisfactory to Owner is provided by Manager pursuant to Section 3.09(b) within forty (40) days of such Project Supervisor becoming unavailable;

(viii) subject to Manager’s rights under Section 9.05 and Section 9.06, Manager assigns, directly or indirectly, voluntarily or by operation of law, any of its rights or obligations under this Agreement without the prior consent of Owner; or

(ix) due to failure of Manager to perform its obligations hereunder, the sum of Development Costs that have been paid or incurred, plus the remaining Development Costs that Owner or Manager anticipates in good faith will be incurred, exceeds one hundred percent (100%) of the aggregate costs set forth in the initial Project Budget, inclusive of the contingency and excluding any excess attributable to Force Majeure Events or upgrades or other changes required, requested or approved by Owner.

Section 8.03. Manager’s Right to Terminate. Manager shall have the right to terminate this Agreement upon notice to Owner if any of the following events shall occur:

(i) there occurs a material breach of this Agreement by Owner and, if such breach is curable by Owner, such breach persists for more than thirty (30) days from the date of such breach unless such breach cannot be cured within thirty (30) days and Owner fails to diligently prosecute to completion such a cure within ninety (90) days;

(ii) Owner commits an Act of Insolvency; or

(iii) subject to Section 8.04, the Project is suspended as provided in Section 8.04.

Section 8.04. Project Suspension.

(a) Owner may temporarily suspend the Project if, in the reasonable business judgment of Owner, such suspension is necessary. Upon determining that the Project should be suspended, Owner shall deliver a notice to Manager specifying that the Project will be suspended (a “Suspension Notice”). Upon receipt of a Suspension Notice, Manager shall have thirty (30) days to cease all work on the Project and wind down the current redevelopment and construction on the Property and the Hotel in an orderly fashion. Owner shall pay all installments of the Management Fee and Marketing Fee due Manager through such thirty (30) day period. For any period following such thirty (30) days (the “Suspension Period”), Manager shall not recommence its services hereunder until instructed by Owner, and Owner shall not pay any installments of the Management Fee or Marketing Fee. During the thirty (30) day period following receipt of a Suspension Notice, and thereafter if requested by Owner, Manager agrees to retain the Project Supervisor then assigned to the Project (to the extent reasonably available to Manager) and such other employees as are approved by Owner after consultation with Manager (collectively, the “Suspension Period Employees”); provided that, in consideration of Manager’s services during the Suspension Period, Owner shall pay Manager a suspension fee (the “Suspension Fee”) of $200,000 per month in arrears for each month of the Suspension Period. The Suspension Fee shall be pro rated on a daily basis for any partial month during the Suspension Period. Upon receipt of a notice from Owner to recommence work, Manager shall use reasonable efforts to assemble such other project personnel (including the Project Supervisor if not currently retained) as are necessary to continue the Project in accordance with this Agreement within thirty (30) days of such receipt with an appropriate Project Schedule adjustment.

In addition, upon such recommencement, (i) Owner shall recommence payment of installments of the Management Fee and the Marketing Fee (adjusted, in each case, so that the then unpaid portion of Management Fee and Marketing Fee shall be payable in equal monthly installments over the remaining portion of the Construction Period provided for in the revised Project Schedule) and (ii) the Project Budget shall be adjusted to reflect the addition of amounts paid to Manager for the Suspension Fee, so that no previously budgeted amounts shall be allocated to the Suspension Fee. Notwithstanding anything herein to the contrary, if any Suspension Period(s) last(s) longer than six (6) months in the aggregate, or if Owner elects to suspend the Project more than two (2) times after the date hereof, Manager may terminate this Agreement in accordance with Section 8.03 above and Section 8.05.

Section 8.05. Management Fees and Marketing Fees Upon Termination. Upon early termination of this Agreement pursuant to Section 8.02 or Section 8.03, Manager shall be entitled to receive (i) any unpaid Management Fees and Marketing Fees that have accrued through the termination date and (ii) reimbursable expenses incurred by Manager as provided in the Project Budget for Project administration and the severance obligations of Manager in respect of Manager’s Employees and expenses in respect of other obligations of Manager reasonably related to such termination, which are reasonably approved by Owner to the extent Manager has, in each such case, taken reasonable steps to mitigate such obligations; provided, however, that if this Agreement is terminated for Cause under Section 8.02, Owner shall have the right to offset against and deduct from all sums due Manager all damages, losses, costs and expenses (including reasonable attorneys’ fees) incurred by Owner as a result of Manager’s default or failure to fulfill its obligations hereunder, and any fees overpaid to Manager. Following delivery of any notice of termination, Manager will perform all of its obligations hereunder through the date of termination in good faith, as directed by Owner, and will cooperate fully with Owner in taking all necessary or appropriate steps to effectuate the orderly transfer of management and redevelopment functions to Owner or to any third parties designated by Owner.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Ownership of Information and Materials. Manager shall, upon the end of the term of this Agreement, or any sooner termination of this Agreement, deliver to Owner all written and electronically stored data and information generated by or for Manager in connection with the Project, or supplied to Manager by Owner or the contractors or agents of Owner, including the materials described in Section 3.05(a), all drawings, plans, specifications, books, records, contracts and agreements, and other documents in its possession relating to Manager’s services for the Project. Manager may retain copies of the same. Owner shall have the right to use the same without further compensation to Manager. Such data and information, and all such documents, shall at all times be the property of Owner.

Section 9.02. Taxes and Contributions. Manager assumes full and exclusive responsibility and liability for withholding and paying, as may be required by Applicable Laws, all federal, state and local taxes and contributions with respect to, assessed against, or measured by Manager’s earnings hereunder, and any and all other taxes and contributions applicable to its services for which Manager may be responsible under Applicable Laws. Manager shall make all returns and/or reports required in connection with Applicable Laws, taxes, contributions and benefits.

Section 9.03. Licenses. Manager shall, at its own expense, obtain and maintain such licenses as may be required for the performance by Manager of the Management Services.

Section 9.04. Notices. Any notices or other communications required or permitted hereby shall be deemed to be sufficiently given if in writing and mailed by registered or certified mail, postage prepaid, at a post office regularly maintained by the United States Postal Service, or by telegram with a copy promptly sent by mail, as aforesaid, or by depositing with any reputable delivery service, with shipping charges prepaid, to the following addresses, or by telecopy to the numbers set forth below:

Owner:	Stockbridge/SBE Holdings, LLC
c/o Stockbridge Real Estate Partners II, LLC
4 Embarcadero Center, Suite 3300
San Francisco, CA 94111
	Attention:	Terrence E. Fancher
	Facsimile:	(415) 658-3444

with a copy to:

Robert Shinn
1420 Elizabeth Drive
Winter Park, FL 32789
	Facsimile:	(407) 645-2831

and:

Davis Polk & Wardwell
450 Lexington Avenue
New York, NY 10017
	Attention:	Thomas Patrick Dore, Jr.
	Facsimile:	212-701-5136

Manager:	SBE Las Vegas Redevelopment I, LLC
c/o SBE Entertainment Group
8000 Beverly Blvd.
Los Angeles, CA 90048
	Attention:	Joe Faust
Vice President of Development
	Facsimile:	(323) 655-8001

with a copy to:

SBE Entertainment Group
1801 Century Park West, Fifth Floor.
Los Angeles, CA 90067
	Attention:	Andrew M. Winograd, General Counsel
Facsimile: (310) 229-9109

and:

Paul Hastings Janofsky & Walker LLP
515 South Flower Street
Los Angeles, CA 90071
Attention: Rick S. Kirkbride, Esq.
Facsimile: (213) 996-3213

Section 9.05. Assignment. (a) Except as expressly permitted or contemplated by this Agreement, neither party (i) may sell, assign, give, hypothecate, pledge, encumber or otherwise transfer (“Transfer”) all or any of its rights or delegate any of its duties under this Agreement, whether directly or indirectly, or in violation of any Gaming Laws, or (ii) permit any direct or indirect ownership interest in such party to be Transferred, in either case, without the written consent of the other party (which may be withheld or granted in the sole discretion of the other party); provided, however, that this provision will not apply to any direct or indirect Transfer of an ownership interest in Owner.

(b) To the fullest extent permitted by law, any Transfer by a party in contravention of this Section 9.05 shall be null and void.

Section 9.06. Permitted Transfer of Interests. The following Transfers shall be permitted provided that such Transfers do not result in the violation of any Gaming Laws (each, a “Permitted Transfer”):

(a) Owner, from time to time and in its sole discretion, without the consent of Manager, may Transfer its interest in whole or part to (i) any Controlled Affiliate, (ii) any investment group consisting primarily of employees of Stockbridge or a Stockbridge Entity, (iii) a Stockbridge Entity, (iv) any investment fund sponsored and controlled by Stockbridge or a Stockbridge Entity,

(v) any Person as part of a direct or indirect transfer of ownership or control of Stockbridge or a Stockbridge Entity, or (vi) any entity sponsored (on a principal basis) by any Stockbridge Affiliate, provided such transferee agrees to be bound by all the terms, conditions, and provisions of this Agreement (including the provisions of this Article 9).

(b) Owner shall have the right to assign to any Mortgagee all of Owner’s right, title, and interest in this Agreement as collateral security for any loan secured by a Mortgage on the Property; provided, however, that Manager may terminate this Agreement on at least thirty (30) days written notice upon any foreclosure of mortgage, deed in lieu of foreclosure, appointment of a receiver or other transfer in connection with such Mortgage, unless Manager and such Mortgagee agree in writing to a greater number of days for such notice (it being understood that Mortgagee and Owner may agree upon other termination rights upon any such event).

(c) Manager, from time to time and in its sole discretion, without the consent of Owner, may Transfer its interest in whole, but not in part, to any Controlled Affiliate, provided such transferee agrees to be bound by all the terms, conditions and provisions of this Agreement (including the provisions of this Article 9). In addition, (i) Manager, from time to time and in its sole discretion, without the consent of Owner, may permit a Transfer of an ownership interest in Manager to a Controlled Affiliate of Sam Nazarian, (ii) Manager, and each of the members and/or beneficiaries of Manager, from time to time and in their sole discretion, without the consent of Owner, may Transfer any or all of such Person’s direct or indirect economic interest in the Agreement, by inter vivos gift or by testamentary transfer to any spouse, parent, sibling, in-law, child or grandchild of such Person, or to a trust for the benefit of such Person or such spouse, parent, sibling, in-law, child or grandchild of such Person and (iii) Manager, and each of the members and/or beneficiaries of Manager, from time to time and in their sole discretion, without the consent of Owner, may Transfer, a direct or indirect non-controlling interest in Manager to any Person who is not engaged in, and as a condition of such Transfer agrees that he will not engage in, the activities that Manager is prohibited from participating in pursuant to Section 8.08 of the Operating Agreement of Owner; provided, however, that after any such Transfer, a controlling interest in Manager shall continue to be held by Sam Nazarian. For purposes of this Section 9.06(c), “controlling interest” means (i) in the case of a general partnership or limited partnership, the direct or indirect ownership of the sole general partner interest and more than 50% of the total value of the general and limited partnership interests taken as a whole, (ii) in the case of a limited liability company, the direct or indirect ownership of the sole managing member interest (or otherwise controlling, together with any of its appointees but excluding any independent managers, the management of such limited liability company) and more than 50% of the total value of the membership interests taken as a whole, (iii) in the case of a corporation, ownership of more than 50% (by vote or value) of the outstanding stock of such corporation and the right to control the election of a majority of the board of directors.

(d) Any Permitted Transfer shall not relieve the transferor of any of its obligations prior to such Transfer.

Section 9.07. Covenant of Further Assurances. The parties hereby agree to execute such other documents and perform such other acts as may be necessary or desirable to carry out the purposes of this Agreement.

Section 9.08. Entire Agreement. This document represents the final, entire and complete agreement between the parties with respect to the subject matter hereof and supersedes all other prior or contemporaneous agreements, communications or representations, whether oral or written, express or implied. The parties acknowledge and agree that they may not and are not relying on any representation, promise, inducement, or other statement, whether oral or written and by whomever made, that is not contained expressly in this Agreement.

Section 9.09. Modification. Except as specified herein, no provision of this Agreement shall be modified, waived or terminated, except by an instrument signed by the party against whom such modification, waiver or termination is to be enforced.

Section 9.10. No Waiver. No consent or waiver by either party to or of any breach or nonperformance of any representation, condition, covenant or warranty shall be enforceable unless in a writing signed by the party entitled to enforce performance and such signed consent or waiver shall not be construed as a consent to or waiver of any other breach or nonperformance of the same or any other representation, condition, covenant, or warranty.

Section 9.11. Severability. If any term, covenant, condition, provision or agreement herein contained is held to be invalid, void or otherwise unenforceable by any court of competent jurisdiction, the fact that such term, covenant, condition, provision or agreement is invalid, void or otherwise unenforceable shall in no way affect the validity or enforceability of any other term, covenant, condition, provision or agreement herein contained.

Section 9.12. Time of the Essence. Time is of the essence as to this Agreement.

Section 9.13. Governing Law. The interpretation, enforcement and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to any conflict of law principals.

Section 9.14. Interpretation. Owner and Manager acknowledge each to the other that both they and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or Exhibits hereto.

Section 9.15. Force Majeure. If either party is delayed, interrupted or prevented from performing any of its obligations under this Agreement, excluding all obligations that may be satisfied by the payment of money, and such delay, interruption or prevention is due to fire, act of God, civil insurrection, governmental act or failure to act, labor dispute, unanticipated unavailability of materials or any other cause outside the reasonable control of a party to this Agreement (a “Force Majeure Event”) then, provided notice of such event and the effect on the party’s performance is given to the other party within five (5) business days of the party’s discovery of the event, the time for performance of the affected obligations of that party shall be extended for a period equivalent to the period of such delay, interruption or prevention.

Section 9.16. Third Parties. This Agreement is entered into for the sole benefit of Owner and Manager and their respective successors and permitted assigns, and no other party shall have any right of action under or rights or remedies by reason of this Agreement.

Section 9.17. Successors and Assigns. All terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective legal representatives, successors and permitted assigns and all references herein to “Owner” and “Manager” shall include the respective successors and permitted assigns of such parties.

Section 9.18. Compliance with Applicable Laws. Each party shall comply with all Applicable Laws in the performance of all of their obligations under this Agreement.

Section 9.19. Prevailing Party’s Expenses. The prevailing party in any arbitration, litigation or other legal action or proceeding arising out of or related to this Agreement shall be entitled to recover from the losing party all reasonable fees, costs and expenses incurred by the prevailing party in connection with such arbitration, litigation or other legal action or proceeding (including any appeals and actions to enforce any arbitration awards and court judgments), including reasonable fees, expenses and disbursements for attorneys, experts and other third persons engaged in connection therewith. If a party prevails on some, but not all, of its claims, such party shall be entitled to recover an equitable amount of such fees, expenses and disbursements, as determined by the applicable arbitrator(s) or court. All amounts recovered by the prevailing party under this Section 9.19 shall be separate from, and in addition to, any other amount included in any arbitration award or judgment rendered in favor of such party.

Section 9.20. Jurisdiction And Venue. Each party hereto irrevocably submits to the jurisdiction of the courts of the State of Nevada in any litigation or other legal action or proceeding, arising out of or relating to this Agreement or any other dispute between the parties, and each party irrevocably agrees that all claims in respect of any such litigation, action or proceeding must be brought and/or defended in the courts of the State of Nevada, except with respect to matters that are under the exclusive jurisdiction of the Federal Courts of the United States, which shall be brought and/or defended in the Federal District Court sitting in Las Vegas, Nevada. Each party agrees that service of process for purposes of any such litigation, action or proceeding need not be personally served or served within the State of Nevada, but may be served with the same effect as if such party were served within the State of Nevada, by certified mail or any other means permitted by Applicable Law addressed to such party at the address set forth herein. Nothing in this Section 9.20 shall affect a party’s rights to pursue any litigation or other legal action or proceeding in any other appropriate jurisdiction, including any litigation, action or proceeding brought by such party to enforce any judgment against the other party entered by a State or Federal Court.

Section 9.21. Waiver of Jury Trial. TO THE EXTENT NOW OR HEREAFTER PERMITTED BY APPLICABLE LAWS, THE PARTIES HERETO HEREBY EXPRESSLY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, INCLUDING ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION IS NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE PARTIES HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MIGHT OTHERWISE HAVE TO TRIAL BY JURY. THIS SECTION SHALL SURVIVE THE CLOSING OR TERMINATION OF THIS AGREEMENT.

Section 9.22. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the day and year first above written.

OWNER

STOCKBRIDGE/SBE HOLDINGS, LLC, a Delaware limited liability company

By:	/s/ Darren Drake
	Name:	Darren Drake
	Title:	Authorized Person

MANAGER

SBE LAS VEGAS REDEVELOPMENT I, LLC, a Nevada limited liability company

By:	SBE Entertainment Group, LLC, a California limited liability company, its Manager

By:	/s/ SAM NAZARIAN
	Name:	SAM NAZARIAN
	Title:	MANAGER

[Signature Page to Amended and Restated Development Management Agreement]